PRIVATE PLACEMENT PURCHASE AGREEMENT dated ___ __, 2004 by and among COLONIAL COMMERCIAL CORP., a New York corporation (the "Company"), and GOLDMAN ASSOCIATES OF NEW YORK, INC., a _____ corporation ("Investor").

6. PURCHASE OF SECURITIES.

     (a) At the closing referred to in Section 3 (the "Closing"), Investor will purchase from the Company:

          (i) a note in the form of Exhibit A (the "Note") in the principal amount of $750,000;

          (ii) 600,000 shares (the "Shares") of common stock of the Company (the "Common Stock"); and

          (iii) a warrant in the form of Exhibit B (the "Warrant") to purchase 150,000 shares (the "Warrant Shares") of Common Stock at an exercise price of $3.00 per share.

     (b) The purchase price for the Note is $750,000. The purchase price for the Shares (at $1.25 per share) and for the warrant is $750,000. The total purchase price of $1,500,000 will be paid at Closing pursuant to the escrow provisions set out in Section 2.

     (c) The Note, the Shares, the Warrant and the Warrant Shares are hereinafter sometimes collectively referred to as the "Securities."

7. Escrow

(a)  Concurrently herewith

          (i) The Company is depositing in escrow, with Marvin Natiss, as escrow agent (the "Escrow Agent")

               (1) The Note and certificates representing the Shares and the warrants (collectively, the "Instruments");

          (ii) Investor is depositing with the Escrow Agent $1,500,000 (the "Funds") to be held by the Escrow Agent in his non-interest-bearing escrow account.

     (b) Upon the refinancing by the Company of its bank indebtedness with Wells Fargo Business Credit, Inc. on or before July 31, 2004 (the "Refinancing"), the Company and Investor shall jointly direct the Escrow Agent to release the Instruments to Investor, and to release the Funds to the Company.

     (c) In the event that the Refinancing has not been occurred by July 31, 2004, the parties shall jointly instruct the Escrow Agent to return the Securities to the Company and to return the Funds to the Investor, and the parties shall have no further liability hereunder.

     (d) By countersigning this Agreement, the Escrow Agent agrees to act in accordance with joint instructions as aforesaid.


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8.   The Closing shall occur concurrently with the Refinancing and at the place of the Refinancing, but only if the Refinancing occurs on or before July 31, 2004.

9.   Representations and Warranties by the Company.

     (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of New York. It has all requisite corporate power and authority and is entitled to carry on its business as now being conducted and to own, lease or operate its properties as and in the places where such business is now conducted and such properties are now owned, leased or operated.

     (b) Neither the execution, delivery nor performance of this Agreement by the Company will, with or without the giving of notice or the passage of time, or both, conflict with, result in a default, right to accelerate or loss of rights under, or result in the creation of any lien, charge or encumbrance pursuant to, any provision of its certificate of incorporation or by-laws or any franchise, mortgage, deed of trust, lease, license, agreement, understanding, law, rule or regulation or any order, judgment or decree to which it is a party or by which it may be bound or affected. The Company has the full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby, all proceedings required to be taken to authorize the execution, delivery and performance of this Agreement and the agreements relating hereto have been properly taken and this Agreement constitutes a valid and binding obligation of the Company, except as may be limited by bankruptcy and similar laws affecting creditors generally.

     (c) The total number of outstanding shares of capital stock of the Company is as set forth in the Company's Report on SEC Form 10-Q for the quarter ended March 31, 2004 (the "10-Q"). Except as set forth in the SEC Form 10-K for the year ended December 31, 2003 (the "10-K"), there are no options to purchase shares of capital stock of the Company or agreements or understandings (whether or not binding) whereby the Company is obligated to issue or transfer any shares or any interest therein, and no person or entity made any claim for any such shares or interest. No person has any preemptive right or right of first refusal or similar right to purchase any securities of the Company.

     (d)  SEC Documents; Financial Statements.

          (i)  SEC REPORTS AND COMPANY FINANCIAL STATEMENTS.

          (1) The term "SEC Reports" means the 10-K and the 10-Q. The SEC Reports and other Company filings are accessible on the SEC's website at WWW.SEC.GOV. Investor represents that Investor has carefully reviewed and studied the SEC Reports.


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          (2)  The SEC Reports, at the time filed, (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied as to form in all material respects with the applicable requirements of the Exchange Act. The consolidated financial statements of Company (including the related notes and schedules thereto) included in the SEC Reports (the "Company Financial Statements") (i) comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Securities and Exchange Commission ("SEC") with respect thereto,
               (ii) have been prepared in accordance with U.S. GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by the Instructions to Form 10-Q promulgated by the SEC) and (iii) fairly present (subject, in the case of the unaudited statements, to normal year-end adjustments)
               (A) the financial position of Company, (B) results of its operations and (C) cash flows, in each case, as of the dates thereof or for the period indicated, as the case may be.

          (3) Copies of the certificate of incorporation and bylaws of the Company are listed as exhibits to the Form 10K and are accessible at the SEC's web site mentioned above.

          (e)  The Securities have been duly authorized by the Company.

          (f) The Company has advised the Investor that the Company is concurrently engaged in a private placement of securities to other investors (the "Other Investors").

          (g) Except for the aforesaid representations and warranties by the Company, neither the Company nor any officer or director of the Company is making any representation or warranty to Investor regarding any matter or thing.

10.  Other Agreements.

     (a) Effective as of the Closing, Michael Goldman shall be elected a director of the Company.

     (b) During the period ending December 31, 2005, the Company will not increase the salaries of Bernard Korn, Bill Pagano or James Stewart without the prior consent of Investor provided that Mr. Korn's salary shall increase in 2005 under the terms of his employment agreement currently in effect.

     (c) Investor agrees that it and its affiliates will not until May 31, 2008 without the prior written consent of the Board of Directors of the Company (i) acquire, agree to acquire or make any proposal to acquire any voting securities or assets of the Company or any of its affiliates, (ii) propose to enter into any merger, consolidation, recapitalization, business combination or other similar transaction involving the Company or any of its affiliates, (iii) make, or in any way participate in any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) to vote or seek to advise or influence any person with respect to the voting of any voting securities of the Company or any of its affiliates or (iv) form, join or in any way participate in a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, in connection with any of the foregoing or (v) advise, assist or encourage any other persons in connection with the foregoing.

     (d) Concurrently herewith Investor and other 5% shareholders of the Company have by separate instrument agreed that none of such persons shall purchase additional shares of Common Stock until May 31, 2008 if such purchase would reduce the net operating tax loss carryforward of the Company or would reduce the number of shares that 5% shareholders can buy without reducing the net operating tax loss carryforward.

11. Registration of Shares.

     (a) The Company will on or before November 1, 2004 file with the SEC a registration statement under the Securities Act of 1933 for the resale by Investor of the Shares and of the Warrant Shares issued or issuable under the Warrants.

     (b) The Company shall use its best efforts to cause the registration statement to become effective not later than 120 days after the date of filing.

     (c) The Company will pay all expenses of such registration, except for fees of Investor' counsel and underwriting discounts and commissions. As a condition to registration the parties will execute indemnification agreements that are common in transactions of this type.

12. Representations by Investor

     (a) Investor is proceeding in this transaction based solely on such investigations and with such legal, accounting tax and other assistance as it has deemed appropriate.

     (b)  Investor represents and warrants to the Company that:

     (i) An investment in the Securities entails substantial risks. Without limiting the generality of the foregoing, substantially all of the Company's indebtedness is due on demand by the Company's lenders, and substantially all of its assets are pledged to its lenders.

     (ii) Investor has sufficient knowledge and experience in financial and business matters to be able to evaluate the risks and merits of the investment represented by the purchase of the Securities;

    (iii) Investor is able to bear the economic risks of such investment, including the risk of losing all such investment, and Investor has no need for liquidity with respect to Investor's investment;

     (iv) Investor understands that no prospectus, offering circular or other offering statement containing information with respect to the Company and the Securities or with respect to the Company's business is being issued;

     (v) Investor has had the opportunity to ask questions and receive answers from knowledgeable individuals concerning the Company, its business and the Securities;



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

     (vi) Investor understands that the Securities (a) have not been registered (or, with respect to state securities or Blue Sky laws, otherwise qualified for sale) under the Securities Act of 1933, as amended (the "Act"), or under the securities or Blue Sky laws and regulations of any state , and (b) cannot be sold, transferred or otherwise disposed of except during the effectiveness of a subsequent registration under the Act and applicable state securities or Blue Sky laws or pursuant to an exemption from such registration which is available at the time of desired sale, and will bear a legend to that effect;

    (vii) Investor is aware that the information and conditions necessary to permit routine sales of the Shares, or any portion thereof, under Rule 144 of the Act may not be available at a time when the registration statement aforesaid is not in effect and Investor wishes to transfer part or all of the Securities, and that in any event Investor may then be prohibited from engaging in trading because of confidentiality, fiduciary and other legal requirements;

   (viii) Investor is an "accredited investor" as defined in Rule 501(a) of Regulation D, promulgated under the Act, in that Investor's net worth exceeds $5,000,000.

     (ix) Investor is purchasing the Securities for Investor's own account and not with a view to resale or other distribution thereof inconsistent with or in violation of the federal securities laws or the securities or Blue Sky laws of any state; and

     (x) Investor is not obligated to transfer any Securities to any other person or entity nor does Investor have any agreement or understanding to do so.

13. MISCELLANEOUS

     (a) This Agreement sets forth in full all understandings of the Company and Investor with respect to the subject matter of this Agreement. It may not be amended or terminated orally. The internal laws of the State of New York shall govern this Agreement. This Agreement shall be enforceable by decrees of specific performance (without posting bond or other security), in addition to such other remedies as may be available.

     (b) Representations and warranties hereunder shall expire on December 31, 2004.

     (c) This Agreement may be signed in one or more counterparts each of which shall constitute an original.


         IN WITNESS WHEREOF, the parties have signed this Agreement as of the date set forth above.




                                      -35-
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                                         COLONIAL COMMERCIAL CORP.

                                         By:
                                         ---------------------------

                                         GOLDMAN ASSOCIATES OF NEW YORK, INC.

                                         By:
                                         ---------------------------

                                         Escrow Agent

                                         ---------------------------
                                         Marvin Natiss, Esq.






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